Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Claire S. Bean, Chief Operating Officer

Northeast Bancorp, 500 Canal Street, Lewiston, ME 04240

207.786.3245 ext. 3202

www.northeastbank.com

Northeast Bancorp Announces Appointment of

Chief Financial Officer and Treasurer

Lewiston, ME (January 14, 2015) — Northeast Bancorp (the “Company”) announced today that Brian W. Shaughnessy has been appointed as the Company’s Chief Financial Officer and Treasurer, effective January 14, 2015.  Mr. Shaughnessy will succeed Claire S. Bean, who will retain her responsibilities as the Company’s Chief Operating Officer.

Mr. Shaughnessy joins the Company directly from KPMG LLP where he worked since 2005 and served as a Senior Manager in their banking audit practice.  His responsibilities at KPMG LLP included providing professional audit services to clients in the financial services sector.  Mr. Shaughnessy is a certified public accountant and received a B.S. and a M.S. in Accountancy from Bentley University.

Northeast Bancorp President and Chief Executive Officer Richard Wayne said, “Brian’s impressive background and breadth of experience in the financial services industry will make him a great fit for Northeast Bancorp.  We welcome him to our team and look forward to his contributions to the Company.”

About Northeast Bancorp

Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a full-service bank headquartered in Lewiston, Maine. Northeast Bank offers traditional banking services through its Community Banking Division, which operates ten full-service branches and two loan production offices that serve individuals and businesses located in western and south-central Maine and southern New Hampshire. Northeast Bank’s Loan Acquisition and Servicing Group purchases and originates commercial loans for the Bank’s portfolio. In addition, the Small Business Lending division supports the needs of growing businesses nationally to allow them to purchase the products, facilities and equipment they need. ableBanking, a division of Northeast Bank, offers savings products to consumers online. Information regarding Northeast Bank can be found on its website at www.northeastbank.com.